Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-297923) of our report dated September 30, 2026, relating to the consolidated financial statements of Nova Minerals Corp included in its Annual Report on Form 10-K, as of and for the years ended June 30, 2026 and 2025.

/s/ Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

September 30, 2026